Exhibit 99.1

Teleflex ®	NEWS
155 South Limerick Road, Limerick, PA 19468 USA — Phone: 610-948-5100 — Fax: 610-948-5101

Contact:	Jake Elguicze Senior Director, Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE	October 27, 2009

TELEFLEX REPORTS THIRD QUARTER 2009 RESULTS

Third Quarter Diluted EPS from Continuing Operations Excluding Special Items of $0.88 per
share, up 13%

Third Quarter GAAP diluted EPS from Continuing Operations of $0.87 per share, up 18%

Third Quarter Cash Flow from Continuing Operations of $103.5 million, up 88%

Expects to Achieve Top End of Previously Announced Full Year 2009 EPS Outlook

Raises Full Year 2009 Cash Flow Outlook

Limerick, PA — Teleflex Incorporated (NYSE: TFX) today announced financial results for the Third Quarter ended September 27, 2009.

Third Quarter Financial Highlights

Revenues from continuing operations were $461.5 million compared to $504.0 million in the third quarter of 2008, down 8%. This decline resulted from a decrease in core revenue of 6% and an unfavorable currency impact of 2%. Core revenue was down 1% in the Medical Segment and 23% and 16% in the Aerospace and Commercial Segments, respectively.

Income from continuing operations excluding special items increased 12% to $35.2 million, or $0.88 per diluted share compared to $31.4 million or $0.78 per diluted share in the prior year quarter. The third quarter of 2009 included a pre-tax non-cash charge of $3.3 million, $0.05 per diluted share after tax, related to an impairment of an investment in an affiliate. Income from continuing operations attributable to common shareholders including special items increased to $34.7 million or $0.87 per diluted share compared to $29.4 million or $0.74 per diluted share in the prior year quarter. A complete reconciliation of the results for the comparable periods including the special items is provided in the table below.

Income from discontinued operations attributable to common shareholders was $3.6 million, or $0.09 per diluted share compared to $12.9 million or $0.32 per diluted share in the prior year quarter. Net income attributable to common shareholders in the third quarter of 2009 was $38.3 million and diluted earnings per share available to common shareholders were $0.96 compared to $42.3 million and $1.06 per diluted share in the prior year quarter.

Cash flow from continuing operations increased 88% in the third quarter of 2009 to $103.5 million, up from $55.1 million in the prior year quarter.

“During the quarter Teleflex generated double digit adjusted earnings growth, improved our working capital as evidenced by our strong cash flow performance, and progressed on our capital structure,” said Jeffrey P. Black, chairman and chief executive officer. Added Black, “We achieved core revenue growth in our higher-margin, critical care product offerings and continued to expand our Medical Segment adjusted operating margins.” Stated Black, “We also expect the sequential operating profit improvements reported in our Aerospace and Commercial businesses to continue in the fourth quarter. In light of these factors, we now expect our 2009 earnings per share excluding special items to be at the top end of our previously announced guidance of $3.40 to $3.60 per diluted share.”

Third Quarter Business Segment Commentary

Medical Segment

Medical Segment revenues were $355.9 million for the third quarter, including core revenue increases in vascular access, urology, anesthesia, respiratory and cardiac products. These increases were more than offset by declines in surgical and orthopedic devices sold to medical OEM’s, resulting in an overall core revenue decline of 1% compared to the prior year quarter. Foreign currency translation negatively impacted revenues by 2%.

Medical Segment sales by product group were comprised of the following:

	Three Months Ended		% Increase/(Decrease)
	September 27,	September 28,	Core	Currency	Total
	2009	2008*	Growth	Impact	Change
	(Dollars in millions)
Critical Care	$231.6	$230.4	3	(2)	1
Surgical	66.7	75.8	(10)	(2)	(12)
Cardiac Care	16.9	17.3	1	(3)	(2)
OEM	37.6	39.4	(4)	(1)	(5)
Other	3.1	4.4	(24)	(6)	(30)

Total net sales	$355.9	$367.3	(1)	(2)	(3)

* Certain reclassifications within product categories have been made to 2008 results to conform with current year presentation.

Adjusted segment operating profit, which excludes the impact of certain integration costs not qualified for restructuring, increased to $74.5 million from $73.4 million in the prior year. The improvement resulted from lower operating expenses, reduced FDA remediation spending, and synergies from the Arrow integration activities offset by reduced volume and the effect of the stronger U.S. dollar compared with the prior year quarter. Adjusted segment operating margins in the quarter improved 90 basis points to 20.9% versus 20.0% in the prior year quarter. A reconciliation of adjusted segment operating profit and margins are noted in the table below.

Aerospace Segment

Aerospace Segment revenues declined 26% in the third quarter of 2009 to $45.8 million from $62.1 million in the same period last year. Higher sales of wide and narrow-body cargo handling systems to OEM’s were more than offset by lower cargo systems sales for aftermarket conversions, lower cargo spares, components and repairs sales, and lower demand for cargo containers and actuators due to the current weakness in the commercial aviation sector, all of which contributed to the 23% decline in core revenue during the quarter. An unfavorable currency impact of 3% also contributed to the decline.

Segment operating profit decreased in the third quarter of 2009 to $4.6 million from $7.3 million in the same period last year. This was principally due to the lower sales volumes across all product lines noted above, including an unfavorable mix of lower margin systems sales compared with higher margin spares and repairs, that was partially offset by cost reduction initiatives. Segment operating margin for the quarter was 9.9% versus 11.8% in the prior year quarter.

Commercial Segment

Commercial Segment revenues declined 20% in the third quarter of 2009 to $59.8 million from $74.6 million in the same period last year. Reductions in core revenue, which accounted for 16% of the decline, were principally a result of a decrease in sales of rigging and Marine OEM products partially offset by sales of the modern burner unit to the U.S. military. The impact of the Marine gauge business divestiture contributed 4% to the decline.

During the third quarter of 2009 operating profit in the Commercial Segment declined to $4.6 million from $4.9 million in the prior year period, principally due to the lower sales volumes, which more than offset the impact from the elimination of approximately $3 million of operating costs compared to the prior year quarter. Segment operating margin for the quarter improved to 7.8% versus 6.5% in the prior year quarter.

Power Systems Transaction

During the third quarter of 2009, the Company completed the sale of its Power Systems business for $14.5 million and realized a loss of $3.3 million, net of tax. During the second quarter, the Company recognized a non-cash goodwill impairment charge of $25.1 million to adjust the carrying value of these operations to their estimated fair value. Beginning in the third quarter of 2009, the results of the Company’s Power Systems operations have been classified as discontinued operations and, as such, have been excluded from the Company’s results from continuing operations for all periods presented.

Nine Month Results

For the first nine months of 2009, Teleflex revenues from continuing operations decreased 12% to $1,375.1 million from $1,569.5 million in the first nine months of 2008. Income from continuing operations excluding special items increased 12% to $105.1 million or $2.63 per diluted share, compared to $94.0 million or $2.36 per diluted share in the prior year. Income from continuing operations attributable to common shareholders including special items increased to $93.8 million or $2.35 per diluted share compared to $77.3 million or $1.94 per diluted share in the prior year.

Income from discontinued operations attributable to common shareholders was $166.5 million or $4.17 per diluted share compared to $22.9 million or $0.58 per diluted share in the prior year. 2009 results from discontinued operations include a gain, net of tax, of approximately $178 million or $4.46 per diluted share from the sale of Airfoil Technologies International – Singapore Pte. Ltd. (“ATI”).

Net income attributable to common shareholders for the first nine months of 2009 was $260.3 million and diluted earnings per share available to common shareholders were $6.52 compared to $100.2 million and $2.52 per diluted share in the prior year period, respectively.

Cash flow from continuing operations for the first nine months of 2009 totaled $178.8 million, excluding a tax payment of approximately $97.5 million related to the gain on sale of ATI. Excluding tax payments of $90.2 million related to the divestiture of the automotive and industrial businesses, cash flow from continuing operations for the first nine months of 2008 was $138.4 million.

Business Outlook for 2009

The Company now expects its full year 2009 income from continuing operations excluding special items to be at the top end of its previously announced guidance range of $3.40 to $3.60 per diluted share. Special items for 2009 are expected to be in the range of $0.30 to $0.35 per diluted share. This compares to the company’s previous guidance of special items which were expected to be in the range of $0.37 to $0.42. Core revenue growth in the Medical segment is expected to be flat for the full year. The Company expects cash flow from continuing operations for the full year to be approximately $220 to $230 million, exclusive of the tax payment related to the gain on the sale of ATI. This compares to the company’s previous adjusted cash flow from continuing operations guidance of $210 to $220 million.

Third Quarter Conference Call Webcast and Additional Information

As previously announced, Teleflex will comment on its third quarter results on a conference call to be held Tuesday, October 27, 2009, at 9:00 a.m. (ET). The call will be available live and archived on the company’s website at www.teleflex.com and accompanying presentations will be posted prior to the call. An audio replay will be available until November 3, 2009 by calling 888-286-8010 (U.S./Canada) or 617-801-6888 (International), Passcode: 97984342.

Additional Notes

Core growth includes activity of a purchased company beyond the initial twelve months after the date of acquisition. Core growth excludes the impact of translating the results of international subsidiaries at different currency exchange rates from year to year, and the activity of companies that have been divested within the most recent twelve month period.

Certain financial information is presented on a rounded basis, which may cause minor differences.

Segment operating profit includes a segment’s net revenues reduced by its materials, labor and other product costs along with the segment’s selling, engineering and administrative expenses and non-controlling interest. Unallocated corporate expenses, gains or losses on sales of assets, restructuring and impairment charges, interest income and expense and taxes on income are excluded from the measure.

Segment commentary excludes the impact of discontinued operations, items included in restructuring and impairment charges, losses and other charges, and fair market value adjustments for inventory as disclosed in the condensed consolidated statements of income.

Notes on Non-GAAP Financial Measures

This press release addresses certain non-GAAP income and cash flow measures.  We use these financial measures for internal managerial purposes, when publicly providing guidance on possible future results, and to assist in our evaluation of period-to-period comparisons. These financial measures are presented in addition to results presented in accordance with GAAP and should not be relied upon as a substitute for GAAP financial measures.

This press release includes financial measures which exclude the effect of charges associated with our restructuring programs and asset impairments, charges related to the Arrow acquisition, (gain)/loss on sale of assets and other charges, tax adjustments, and income tax payments related to gains on business divestitures. Management believes these measures are useful to investors because they eliminate items that do not reflect Teleflex’s day-to-day operations. Tables reconciling these non-GAAP measures to the most directly comparable GAAP measures are set forth below.

Third Quarter Reconciliation of Income from Continuing Operations

	Three Months Ended		Three Months Ended
	Sept. 27, 2009		Sept. 28, 2008
	Continuing Operations		Continuing Operations
	(dollars in thousands, except per share)
Income and diluted earnings per share attributable to common shareholders	$34,734	$0.87	$29,431	$0.74
Restructuring and impairment charges	1,471		470
Tax benefit	(357)		(152)

Restructuring and impairment charges, net of tax	1,114	0.03	318	0.01

Losses and other charges (A)	643		2,050
Tax benefit	(235)		(430)

Losses and other charges, net of tax	408	0.01	1,620	0.04

Tax adjustments (C)	(1,093)	(0.03)	—	—
Income and diluted earnings per share excluding restructuring and impairment charges, losses and other charges, and tax adjustments	$35,163	$0.88	$31,369	$0.78

Year to Date Reconciliation of Income from Continuing Operations

	Nine Months Ended			Nine Months Ended
	Sept. 27, 2009			Sept. 28, 2008
	Continuing Operations			Continuing Operations
		(dollars in thousands, except per share)
Income and diluted earnings per share attributable to common shareholders		$93,812	$2.35	$77,259	$1.94
Restructuring and impairment charges		16,828		11,917
Tax benefit		(2,917)		(3,818)

Restructuring and impairment charges, net of tax		13,911	0.35	8,099	0.20

Losses and other charges (A)		4,349		5,891
Tax benefit		(1,610)		(1,695)

Losses and other charges, net of tax		2,739	0.07	4,196	0.11

Fair market value inventory adjustment (B)		—		6,936
Tax benefit		—		(2,487)

Fair market value inventory adjustment, net of tax		—	—	4,449	0.11
Tax adjustments (C)		(5,398)	(0.14)	—	—
Income and diluted earnings per share excluding restructuring and impairment charges, losses and other charges, fair market value inventory adjustment, and tax adjustments	$	105,064	$2.63	$94,003	$2.36

(A) In 2009, losses and other charges principally relate to loss on sale of assets and restructuring related costs associated with the Arrow acquisition. In 2008, losses and other charges relate to restructuring related costs associated with the Arrow acquisition.

(B) The fair market value inventory adjustment reflects the absorption of the residual Arrow inventory purchase price adjustment from acquisition date.

(C) The tax adjustment benefit represents benefits from the net reduction in income tax reserves and discrete tax benefits related primarily to the expiration of the statute of limitations for various uncertain tax positions, the settlement of tax audits and adjustments to previously filed income tax returns.

Adjusted Medical Segment Operating Profit and Margins

	Three Months Ended	Three Months Ended
	Sept. 27, 2009	Sept. 28, 2008
	(dollars in thousands)
Medical Segment operating profit as reported	$73,839	$71,388
Medical Segment operating margin as reported	20.7%	19.4%
Add: Integration costs not qualified for restructuring	643	2,050

Adjusted Medical Segment operating profit	$74,482	$73,438
Adjusted Medical Segment operating margin	20.9%	20.0%

	Nine Months Ended	Nine Months Ended
	Sept. 27, 2009	Sept. 28, 2008
	(dollars in thousands)
Medical Segment operating profit as reported	$222,607	$212,952
Medical Segment operating margin as reported	21.0%	18.9%
Add: Inventory Fair Market Value Adjustment	—	6,936
Add: Integration costs not qualified for restructuring	1,752	5,873

Adjusted Medical Segment operating profit	$224,359	$225,761
Adjusted Medical Segment operating margin	21.2%	20.1%

Year to Date Reconciliation of Cash Flow from Operations

	Nine Months Ended	Nine Months Ended
	Sept. 27, 2009	Sept. 28, 2008
	(dollars in thousands)
Cash flow from operations as reported	$81,221	$48,144
Add: Tax payments on gain on sale of ATI business	97,536	—
Add: Tax payments on gain on sale of automotive and industrial businesses	—	90,235

Adjusted cash flow from operations	$178,757	$138,379

About Teleflex Incorporated

Teleflex is a diversified company with a significant presence in medical technology and niche businesses serving aerospace and commercial markets, providing innovative solutions for customers around the world. Teleflex employs approximately 12,600 people worldwide who focus on providing innovative solutions for customers. Additional information about Teleflex can be obtained from the company’s website at www.teleflex.com.

Caution Concerning Forward-looking Information

This press release contains forward-looking statements, including, but not limited to, statements relating to expectations with respect to continued improvements in the performance of our Aerospace and Commercial Segments in the fourth quarter of 2009; our forecast of diluted earnings per share from continuing operations excluding special items for 2009; expected range of special items for 2009; expected cash flow from continuing operations for 2009 excluding the effects of a tax payment; and our forecast of Medical Segment revenue growth for 2009.  Actual results could differ materially from those in these forward-looking statements due to, among other things, conditions in the end markets we serve, customer reaction to new products and programs, our ability to achieve sales growth, price increases or cost reductions; our ability to realize efficiencies; changes in material costs and surcharges; unanticipated difficulties in connection with consolidation of manufacturing and administrative functions; unanticipated difficulties, expenditures and delays in connection with the integration of Arrow International, including delays in the implementation of integration programs and adverse customer and shareholder reaction; unanticipated difficulties, expenditures and delays in complying with government regulations applicable to our businesses, including unanticipated costs and difficulties in connection with the resolution of issues related to the FDA corporate warning letter issued to Arrow; our ability to meet our debt obligations; changes in general and international economic conditions; and other factors described in Teleflex’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10K.

TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2009	2008	2009	2008
	(Dollars and shares in thousands, except per share)
Net revenues.....................................................................	$461,479	$504,035	$1,375,059	$1,569,486
Materials, labor and other product costs.....................................	260,925	294,202	780,710	917,802

Gross profit...................................................................	200,554	209,833	594,349	651,684
Selling, engineering and administrative expenses..........................	126,151	137,527	381,132	432,833
Net loss on sales of businesses and assets......................................	—	—	2,597	18
Goodwill impairment..........................................................	—	—	6,728	—
Restructuring and other impairment charges................................	4,783	470	13,412	11,917

Income from continuing operations before interest and taxes.........	69,620	71,836	190,480	206,916
Interest expense.........................................................	21,074	28,983	68,470	91,433
Interest income............................................................	(233)	(492)	(1,907)	(1,861)

Income from continuing operations before taxes........................	48,779	43,345	123,917	117,344
Taxes on income from continuing operations..............................	13,740	13,718	29,262	39,443

Income from continuing operations.........................................	35,039	29,627	94,655	77,901

Operating (loss) income from discontinued operations (including (loss) gain on disposal of ($3,480) and $272,307 for the three and nine month periods in 2009, respectively and (loss) on disposal of ($4,808) for the nine month period in 2008)	(4,207)	22,302	269,222	47,850
Taxes (benefit) on income from discontinued operations................	(7,785)	(17)	92,881	(233)

Income from discontinued operations.......................................	3,578	22,319	176,341	48,083

Net income....................................................................	38,617	51,946	270,996	125,984
Less: Net income attributable to noncontrolling interest.................	305	196	843	642
Income from discontinued operations attributable to noncontrolling interest.................................................	—	9,431	9,860	25,137

Net income attributable to common shareholders.........................	$38,312	$42,319	$260,293	$100,205

Earnings per share available to common shareholders:
Basic:
Income from continuing operations ..................................	$0.87	$0.74	$2.36	$1.95
Income from discontinued operations ..............................	$0.09	$0.33	$4.19	$0.58

Net income ................................................................	$0.96	$1.07	$6.55	$2.53

Diluted:
Income from continuing operations ..................................	$0.87	$0.74	$2.35	$1.94
Income from discontinued operations ..............................	$0.09	$0.32	$4.17	$0.58

Net income ...............................................................	$0.96	$1.06	$6.52	$2.52

Dividends per share............................................................	$0.34	$0.34	$1.02	$1.00
Weighted average common shares outstanding:
Basic.........................................................................	39,724	39,645	39,711	39,553
Diluted.......................................................................	39,932	39,970	39,910	39,837
Amounts attributable to common shareholders:
Income from continuing operations, net of tax.....................	$34,734	$29,431	$93,812	$77,259
Income from discontinued operations, net of tax...................	3,578	12,888	166,481	22,946

Net income............................................................	$38,312	$42,319	$260,293	$100,205

TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 27,		December 31,
	2009		2008
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents.........................................................................		$158,789		$107,275
Accounts receivable, net..........................................................................		266,924		311,908
Inventories, net.....................................................................................		395,234		424,653
Prepaid expenses and other current assets....................................................		20,099		21,373
Income taxes receivable............................................................................		37,628		17,958
Deferred tax assets................................................................................		58,609		66,009
Assets held for sale..................................................................................		9,010		8,210

Total current assets...........................................................................		946,293		957,386
Property, plant and equipment, net...................................................................		327,014		374,292
Goodwill.................................................................................................		1,466,829		1,474,123
Intangibles and other assets, net......................................................................		1,055,329		1,090,852
Investments in affiliates...............................................................................		12,214		28,105
Deferred tax assets...................................................................................		—		1,986

Total assets.....................................................................................	$	3,807,679	$	3,926,744

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current borrowings..................................................................................		$5,956		$108,853
Accounts payable.................................................................................		85,834		139,677
Accrued expenses.................................................................................		101,720		125,183
Payroll and benefit-related liabilities............................................................		72,544		83,129
Derivative liabilities..............................................................................		18,240		27,370
Accrued interest.....................................................................................		19,950		26,888
Income taxes payable..............................................................................		13,341		12,613
Deferred tax liabilities.............................................................................		8,254		2,227
Total current liabilities........................................................................ ..		325,839		525,940
Long-term borrowings.................................................................................		1,248,584		1,437,538
Deferred tax liabilities..................................................................................		344,197		324,678
Pension and postretirement benefit liabilities......................................................		169,868		169,841
Other liabilities.......................................................................................		165,628		182,864

Total liabilities........................................................................ ..........		2,254,116		2,640,861
Commitments and contingencies
Total common shareholders’ equity..................................................................		1,549,092		1,246,455
Noncontrolling interest..............................................................................		4,471		39,428

Total equity..................................................................................... ..		1,553,563		1,285,883

Total liabilities and equity.....................................................................	$	3,807,679	$	3,926,744

TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 27,	September 28,
	2009	2008
	(Dollars in thousands)
Cash Flows from Operating Activities of Continuing Operations:
Net income .....................................................................................	$270,996	$	125,984
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations.................................................	(176,341)		(48,083)
Depreciation expense..................................................................	42,599		44,065
Amortization expense of intangible assets...........................................	32,917		34,255
Amortization expense of deferred financing costs.................................	4,556		3,931
Impairment of long-lived assets...................................................	5,788		—
Impairment of goodwill..................................................................	6,728		—
Stock-based compensation.........................................................	6,793		6,447
Net loss on sales of businesses and assets.............................................	2,597		18
Other........................................................................................	257		16,901
Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable.......................................................................	12,491		(7,081)
Inventories...............................................................................	7,455		(9,838)
Prepaid expenses and other current assets............................................	2,274		9,104
Accounts payable and accrued expenses...............................................	(45,493)		8,032
Income taxes payable and deferred income taxes................................	(92,396)		(135,591)
Net cash provided by operating activities from continuing operations......	81,221		48,144

Cash Flows from Financing Activities of Continuing Operations:
Proceeds from long-term borrowings......................................................	10,018		77,000
Reduction in long-term borrowings........................................................	(300,268)		(185,345)
(Decrease) increase in notes payable and current borrowings...........................	(836)		2,386
Proceeds from stock compensation plans..................................................	750		7,717
Payments to noncontrolling interest shareholders......................................	(702)		(739)
Dividends......................................................................................	(40,521)		(39,568)

Net cash used in financing activities from continuing operations.............	(331,559)		(138,549)

Cash Flows from Investing Activities of Continuing Operations:
Expenditures for property, plant and equipment..........................................	(21,485)		(25,546)
Proceeds from sales of businesses and assets, net of cash sold.........................	314,513		6,681
Payments for businesses and intangibles acquired, net of cash acquired..............	(1,730)		(6,083)
Investments in affiliates......................................................................	—		(320)
Net cash provided by (used in) investing activities from continuing operations.........................................................................	291,298		(25,268)

Cash Flows from Discontinued Operations:
Net cash provided by operating activities...................................	14,358		44,388
Net cash used in financing activities.......................................................	(11,075)		(32,340)
Net cash used in investing activities........................................................	(1,173)		(2,746)

Net cash provided by discontinued operations...................................	2,110		9,302

Effect of exchange rate changes on cash and cash equivalents.............................	8,444		(3,574)

Net increase (decrease) in cash and cash equivalents........................................	51,514		(109,945)
Cash and cash equivalents at the beginning of the period...................................	107,275		201,342

Cash and cash equivalents at the end of the period........................................	$158,789	$	91,397

TELEFLEX INCORPORATED AND SUBSIDIARIES
SUMMARY OF SEGMENT RESULTS
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 27,	September 28,		September 27,	September 28,
	2009	2008		2009	2008
			(Dollars in thousands)
Segment data:
Medical...................................................................	$355,876	$	367,327	$1,060,346	$1,125,719
Aerospace................................................................	45,847		62,105	126,537	194,126
Commercial..............................................................	59,756		74,603	188,176	249,641

Segment net revenues.................................................	$461,479	$	504,035	$1,375,059	$1,569,486

Medical...................................................................	$73,839		$71,388	$222,607	$212,952
Aerospace................................................................	4,554		7,309	8,611	19,894
Commercial..............................................................	4,649		4,861	11,529	21,376

Segment operating profit(1) ..........................................	83,042		83,558	242,747	254,222
Less: Corporate expenses.................................... ..	8,944		11,448	30,373	36,013
Net loss on sales of businesses and assets..................	—		—	2,597	18
Goodwill impairment................................................	—		—	6,728	—
Restructuring and other impairment charges.........................	4,783		470	13,412	11,917
Noncontrolling interest...............................................	(305)		(196)	(843)	(642)

Income from continuing operations before interest and taxes	$69,620		$71,836	$190,480	$206,916

(1)	Segment operating profit includes a segment’s net revenues reduced by its materials, labor and other product costs along with the segment’s selling, engineering and administrative expenses and non-controlling interest. Unallocated corporate expenses, loss on sales of businesses and assets, goodwill impairment, restructuring and other impairment charges, interest income and expense and taxes on income are excluded from the measure.

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